                                                      EXHIBIT 99.1

          INTEL SECOND QUARTER REVENUE $6.7 BILLION

     REVENUE UP 14% AND EPS UP 55% FROM SECOND QUARTER 1998

SANTA CLARA, Calif., July 13, 1999 - Intel Corporation announced second quarter revenue of $6.7 billion and earnings of $1.7 billion or $0.51 per share. Second quarter revenue was up 14 percent from second quarter 1998 revenue of $5.9 billion. Second quarter revenue was down 5 percent from first quarter 1999 revenue of $7.1 billion.
	Net income in the second quarter was $1.7 billion, up 49 percent from second quarter 1998 net income of $1.2 billion. Net income in the second quarter was down 13 percent from first quarter 1999 net income of $2.0 billion.
	Second quarter earnings per share of $0.51 increased 55 percent from $0.33 in the second quarter of 1998. Earnings per share in the second quarter declined 11 percent from $0.57 in the first quarter of 1999.
	"We are pleased with our accomplishments this quarter. We made progress positioning Intel for the evolving Internet economy. The Pentium -Registered Trademark- III processor, a high performance multimedia processor for the most demanding Internet applications, is on track to be our fastest ramping processor ever," said Dr. Craig R. Barrett, president and chief executive officer. "In addition, we regained market segment share in the value PC segment with the Intel-Registered Trademark- Celeron-TM-processor. As expected, second quarter revenue reflected a seasonal slowdown, and we look forward to a strong second half."
	During the quarter, the company paid its quarterly cash dividend of $0.03 per share, an increase from $0.02 paid in the first quarter. The dividend was paid on June 1, 1999, to stockholders of record on May 7, 1999. Intel has paid a regular quarterly cash dividend for over six years.
	During the quarter, the company repurchased a total of 25 million shares of common stock, at a cost of $1.5 billion, under an ongoing program. Since the program began in 1990, the company has repurchased 634.6 million shares at a total cost of $16.4 billion.
	On July 12, 1999, Intel acquired Dialogic Corporation for $44 per share in an all-cash tender offer valued at approximately $780 million.

                              BUSINESS OUTLOOK
                              ----------------

THE FOLLOWING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS. THESE STATEMENTS ARE FORWARD-LOOKING, AND ACTUAL RESULTS MAY DIFFER MATERIALLY.
NOTE: THESE STATEMENTS DO NOT INCLUDE THE IMPACT OF THE ACQUISITIONS OF DIALOGIC CORPORATION OR LEVEL ONE COMMUNICATIONS OR THE POTENTIAL IMPACT OF ANY OTHER MERGERS OR ACQUISITIONS THAT MAY BE COMPLETED AFTER JUNE 26, 1999.

** The company expects revenue for the third quarter of 1999 to be up slightly from second quarter revenue of $6.7 billion. The company expects a strong second half.

** Gross margin percentage in the third quarter of 1999 is expected to be up slightly from 59 percent in the second quarter. Intel's gross margin expectation for the full year 1999 is now 60 percent, plus or minus a few points, up from prior guidance of 57 percent, plus or minus a few points. This change in guidance reflects the positive impact of the company's ongoing focus on cost improvements and manufacturing efficiencies. In the short term, Intel's gross margin percentage varies primarily with revenue levels and product mix as well as changes in unit costs.
** Expenses (R&D plus MG&A) in the third quarter of 1999 are expected to be approximately 4 to 6 percent higher than second quarter expenses of $1.7 billion, primarily due to higher spending on R&D projects. Expenses are dependent in part on the level of revenue.
** R&D spending is expected to be approximately $3.0 billion for the full year 1999.
** The company expects interest and other income for the third quarter of 1999 to be approximately $275 million, depending on interest rates, cash balances, the company's ability to realize expected gains, and assuming no unanticipated items.
** The tax rate for 1999 is expected to be 33.0 percent.
** Capital spending for 1999 is expected to be approximately $3.0 billion.
** Depreciation and amortization is expected to be approximately $3.3 billion for 1999. Depreciation and amortization for the third quarter of 1999 is expected to be approximately $810 million.

	The above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions such as the recent global financial difficulties, and growth in the computing industry in various geographic regions; changes in customer order patterns, including changes in customer and channel inventory levels and changes due to year 2000 issues; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors and acceptance of new products in specific market segments; pricing pressures; development and timing of introduction of compelling software applications; insufficient, excess or obsolete inventory and variations in inventory valuation; continued success in technological advances, including development and implementation of new processes and strategic products for specific market segments; execution of the manufacturing ramp, including the transitions to the Pentium III processor and to the 0.18 micron process technology; excess or shortage of manufacturing capacity; the ability to grow new businesses and successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); impact on the company's business due to internal systems or systems of suppliers, infrastructure providers and other third parties adversely affected by year 2000 problems; claims due to year 2000 issues allegedly related to the company's products or year 2000 remediation efforts; litigation involving antitrust, intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended March 27, 1999 (Part I, Item 2, Outlook section).

                              INTEL CORPORATION
                  CONSOLIDATED SUMMARY FINANCIAL STATEMENTS
                   (In millions, except per share amounts)


INCOME                                Three Months Ended           Six Months Ended
                                    -----------------------      --------------------
                                      June 26,      June 27,      June 26,      June 27,
                                       1999           1998         1999           1998
                                     --------       --------     --------       --------
NET REVENUE                          $  6,746       $  5,927    $  13,849       $  11,928
                                     --------       --------    ---------       ---------
Cost of sales                           2,771          3,027        5,683           5,776
Research and development                  731            623        1,394           1,218
Marketing, general and
 administrative                           924            671        1,815           1,382
Purchased in-process research
 and development                            -              -            -             165
                                     --------       --------     --------        --------
Operating costs and expenses            4,426          4,321        8,892           8,541
                                     --------       --------     --------        --------
OPERATING INCOME                        2,320          1,606        4,957           3,387
Interest and other                        290            144          637             344
                                     --------       --------     --------        --------
INCOME BEFORE TAXES                     2,610          1,750        5,594           3,731
Income taxes                              861            578        1,846           1,286
                                     --------       --------     --------        --------
NET INCOME                           $  1,749       $  1,172     $  3,748        $  2,445
                                     ========       ========     ========        ========


BASIC EARNINGS PER SHARE             $   0.53       $   0.35     $   1.13        $   0.73
                                     ========       ========     ========        ========
DILUTED EARNINGS PER SHARE           $   0.51       $   0.33     $   1.08        $   0.69
                                     ========       ========     ========        ========
COMMON SHARES OUTSTANDING               3,310          3,382        3,317           3,332
COMMON SHARES ASSUMING DILUTION         3,446          3,537        3,462           3,543

-------------------------------------------------------------------------------------------
BALANCE SHEET                                          At             At           At
                                                    June 26,       Mar. 27,      Dec. 26,
                                                      1999           1999         1998
                                                    --------       --------     --------
CURRENT ASSETS
Cash and short-term investments                     $ 10,609       $ 10,589     $  7,626
Accounts receivable                                    3,265          3,319        3,527
Inventories:
  Raw materials                                          222            232          206
  Work in process                                        947            797          795
  Finished goods                                         594            679          581
                                                    --------       --------     --------
                                                       1,763          1,708        1,582
                                                    --------       --------     --------
Deferred tax assets and other                            836            833          740
                                                    --------       --------     --------
  Total current assets                                16,473         16,449       13,475

Property, plant and equipment, net                    11,412         11,492       11,609
Long-term investments                                  3,453          5,867        5,365
Other assets                                           1,463          1,285        1,022
                                                    --------       --------     --------
  TOTAL ASSETS                                      $ 32,801       $ 33,093     $ 31,471
                                                    ========       ========     ========

CURRENT LIABILITIES
Short-term debt                                     $    135       $    182     $    159
Accounts payable and accrued liabilities               3,840          3,921        4,081
Deferred income on shipments to distributors             499            690          606
Income taxes payable                                     643          1,423          958
                                                    --------       --------     --------
  Total current liabilities                            5,117          6,216        5,804
LONG-TERM DEBT                                           666            699          702
DEFERRED TAX LIABILITIES                               1,546          1,452        1,387
PUT WARRANTS                                               -              -          201

STOCKHOLDERS' EQUITY
Common Stock and
  capital in excess of par value                       4,819          5,025        4,822
Retained earnings                                     20,653         19,701       18,555
                                                    --------       --------     --------
  Total stockholders' equity                          25,472         24,726       23,377
                                                    --------       --------     --------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 32,801       $ 33,093     $ 31,471
                                                    ========       ========     ========
